Glenn, Burdette, Phillips & Bryson
Certified Public Accountants
A Professional Corporation
1150 Palm Street
San Luis Obispo, California 93401




PISMO COAST VILLAGE, INC.

FINANCIAL STATEMENTS
(UNAUDITED)
NINE MONTHS ENDED JUNE 30, 1997 AND 1996



ACCOUNTANTS' REVIEW REPORT

Board of Directors
Pismo Coast Village, Inc.
165 South Dolliver Street
Pismo Beach, California 93449

We have made a review of the balance sheets of Pismo Coast Village, Inc. as of June 30, 1997 and 1996, and the related statements of operations and retained earnings (deficit) for the three month and nine month periods ended June 30, 1997 and 1996, and the statements of cash flows for the nine month periods ended June 30, 1997 and 1996, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Pismo Coast Village, Inc.

A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an examination in accordance with generally accepted auditing standards which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We previously audited, in accordance with generally accepted auditing standards, the balance sheet as of September 30, 1996, (presented herein) and the related statements of operations and retained earnings (deficit) and cash flows for the year then ended (not presented herein); and in our report dated October 17, 1996 we expressed an unqualified opinion on those financial statements.




Glenn, Burdette, Phillips & Bryson
Certified Public Accountants
A Professional Corporation
San Luis Obispo, California

July 16,  1997

PISMO COAST VILLAGE, INC.
BALANCE SHEETS

                           				June 30,        September 30,   June 30,
                           				1997            1996            1996
                           				(Unaudited)     (Audited)       (Unaudited)
ASSETS

Current Assets
Cash and cash equivalents         $586,964        $517,236        $418,233
Accounts receivable                 10,049          6,122            6,900
Inventory                           59,803          59,092          70,712
Current deferred taxes              32,000          25,000          47,000
Prepaid income taxes                32,760                           8,890
Prepaid expenses                     8,506          60,864           8,977
						                             -------         -------         -------
Total current assets               730,082         668,314         560,712

Pismo Coast Village Recreational
Vehicle Resort and Related Assets -
Net of accumulated depreciation  5,662,089       5,643,793       5,713,509

Other Assets                        14,338          12,979          15,724
                                 ---------       ---------       ---------
Total Assets                    $6,406,509      $6,325,086      $6,289,945
                                 =========       =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable                   $98,473         $37,244         $55,394
Salaries payable                       434           1,633
Vacation payable                    33,482          33,482          28,456
Other accrued expenses              22,155          29,879          22,443
Rental deposits                    449,490         197,968         438,780
Income tax payable                                  45,000
Current portion of
long-term debt                      41,376          33,495          31,075
                                   -------         -------         -------
Total current liabilities          645,410         378,701         576,148

Long-Term Liabilities
Long-term deferred taxes           63,000           66,000          33,500
Long-term debt                    106,054          190,232         215,195
															                   -------          -------         -------
Total liabilities                 814,464          634,933         824,843
                                  -------          -------         -------

Stockholders' Equity
Common stock - no par value,
issued and outstanding 1,800
shares                          5,647,708        5,647,708       5,647,708
Retained earnings (deficit)       (55,663)          42,445        (182,606)
                                ---------        ---------       ---------
Total stockholders' equity      5,592,045        5,690,153       5,465,102
	                               ---------        ---------			    ---------
Total Liabilities and
Stockholders' Equity           $6,406,509       $6,325,086      $6,289,945
	                               =========        =========       =========

See accountants' review report.
The accompanying notes are an integral part of these financial statements.

PISMO COAST VILLAGE, INC.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
(UNAUDITED)


                     			For the Three Months            For the Nine Months
                     			Ended June 30,                  Ended June 30,
                     			1997            1996            1997            1996

Income

Resort operations      $523,304      $529,222       $1,329,389     $1,291,489
Retail operations       113,251       119,508          291,530        281,050
                        -------       -------        ---------      ---------
Total income            636,555       648,730        1,620,919      1,572,539
						                  -------       -------        ---------		    ---------
Cost and Expenses

Operating expenses      464,496       412,690        1,316,956      1,236,883
Cost of goods sold       68,629        67,928          174,603        158,276
Depreciation             83,452        81,405          234,814        210,796
Amortization                332           332              995            995
Interest                  4,371         6,689           14,659         22,064
		                      -------       -------        ---------      ---------
                       	621,280       569,044        1,742,027      1,629,014
															         -------       -------        ---------      ---------
Income (Loss) Before
Provisionfor Taxes
on Income               15,275         79,686        (121,108)        (56,475)

Income Tax Expense
(Benefit)               12,000         11,707         (23,000)        (14,000)
															        -------        -------        --------       ---------
Net Income (Loss)       $3,275        $67,979         (98,108)        (42,475)

Retained Earnings (Deficit)

Beginning of period                                    42,445        (140,131)
															                                      --------        --------
End of period                                        $(55,663)      $(182,606)
															                                      ========        ========
Net Income (Loss)
Per Share                $1.82        $37.77          $(54.50)        $(23.60)
															        =======       =======         ========        ========






See accountants' review report.
The accompanying notes are an integral part of these financial statements.

PISMO COAST VILLAGE, INC.
STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED JUNE 30, 1996 AND 1995

                                      				1997                    1996
Cash Flows From Operating
Activities
Net loss                                  $(98,108)               $(42,475)
Adjustments to reconcile net
loss to net cash provided by
operating activities:
Depreciation                    $234,814                $210,796
Amortization                         995                     995
Decrease (increase) in accounts
receivable                        (3,927)                  4,060
Increase in deferred taxes       (10,000)                (14,207)
Increase in prepaid income taxes (32,760)                 (8,890)
Decrease in prepaid expenses      52,358                  65,102
Increase in inventory               (711)                 (4,886)
Increase in other assets          (2,354)                 (8,464)
Increase in accounts payable      61,229                  17,598
Decrease in salaries payable      (1,199)                 (9,200)
Decrease in other accrued
expenses                          (7,724)                 (9,712)
Decrease in income tax payable   (45,000)                 (6,498)
Increase in rental deposits      251,522                 259,480
                                 -------                 -------
Total adjustments                         497,243                  496,174
Net cash provided by                      -------                  -------
operating activities                      399,135                  453,699

Cash Flows From Investing Activities
Capital expenditures            (253,110)               (500,639)
                                 -------                 -------
Net cash used in investing
activities                              (253,110)                (500,639)

Cash Flows From Financing Activities
Retirement of debt              (76,297)                 (63,893)
                                -------                  -------
Net cash used in financing
activities                               (76,297)                (63,893)
					                                    -------                 -------
Net increase (decrease) in
cash and cash equivalents                 69,728                (110,833)

Cash and Cash Equivalents at Beginning
of Period                                517,236                 529,066
															                          -------                 -------
Cash and Cash Equivalents at End
of Period                               $586,964                $418,233
															                          =======                 =======

Schedule of Payments of Interest and Taxes
Payments for interest                    $14,659                 $22,064
Payments for income tax                  $64,691                 $15,388




See accountants' review report.
The accompanying notes are an integral part of these financial statements.

PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF JUNE 30, 1997 AND 1996 AND SEPTEMBER 30, 1996


Note 1 - Summary of Significant Accounting Policies

Nature of Business

Pismo Coast Village, Inc. (Company) is a recreational vehicle camping resort. Its business is seasonal in nature with the fourth quarter, the summer, being its busiest and most profitable.

Inventory

Inventory has been valued at the lower of cost or market on a first-in, first-out basis.

Depreciation and Amortization

Depreciation of property and equipment is computed using an accelerated method based on the cost of the assets, less allowance for salvage value, where appropriate. Depreciation rates are based upon the following estimated useful lives:

Building and resort improvements        5 to 40 years
Furniture, fixtures, equipment and
leasehold improvements                  5 to 31.5 years
Transportation equipment                5 to 10 years

Loan fees of $9,292 net of accumulated amortization of $4,973 at June 30, 1997, $3,646 at June 30, 1996 and $3,978 at September 30, 1996, are included in other assets. Amortization is computed using the straight-line method over seven years.

Investment Tax Credits

Investment tax credits are accounted for by the flow-through method.

Earnings (Loss) Per Share

The earnings (loss) per share is based on the 1,800 shares issued and outstanding.

Reclassification of Previously Issued Financial Statements

Reclassification of certain accounts reported in previously issued financial statements have been made to enhance comparability with current financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments including certificates of deposit with a maturity of three months or less when purchased, to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF JUNE 30, 1997 AND 1996 AND SEPTEMBER 30, 1996
PAGE 2


Note 1 - Summary of Significant Accounting Policies (Continued)

Revenue and Cost Recognition

The Company's revenue is recognized on the accrual basis as earned based on the date of stay. Expenditures are recorded on the accrual basis whereby expenses are recorded when incurred, rather than when paid.

Note 2 - Pismo Coast Village Recreational Vehicle Resort and Related Assets

At June 30, 1997, September 30, 1996 and June 30, 1996, property and equipment included the following:

                     			June 30, 1997   September 30, 1996      June 30, 1996

Land                    $2,680,850      $2,680,850              $2,680,850
Building and resort
improvements             5,746,117       5,521,908               5,520,838
Furniture, fixtures,
equipment and leasehold
improvements             1,218,632       1,205,415               1,206,007
Transportation
equipment                  155,266         148,152                 148,227
Construction in
progress                     8,717             147
                         ---------       ---------               ---------
                      			9,809,582       9,556,472               9,555,922
Less accumulated
depreciation             4,147,493       3,912,679               3,842,413
			                      ---------       ---------               ---------
                     			$5,662,089      $5,643,793              $5,713,509

Note 3 - Long-Term Debt

Long-term debt at June 30, 1997, September 30, 1996 and June 30, 1996, is summarized as follows:

                   			June 30, 1997   September 30, 1996      June 30, 1996
8%   Installment note
payable, due in monthly
installments of $125
through April 13, 2010,
secured by deed of trust
on the storage lot at
2050 22nd Street,
Oceano.                  $  11,992       $ 12,384                $ 12,510

10.5% Installment note
 payable, due in monthly
installments of $4,426
through August 1, 2000,
unpaid balance due in
full September 1, 2000.
Interest is variable,
secured by deed of
trust on 300 South Dolliver
and 180 South Dolliver,
Pismo Beach.              135,438         211,343                 233,760
                          -------         -------                 -------
                       			147,430         223,727                 246,270
Less current portion
of long-term debt          41,376          33,495                  31,075
			                       -------         -------                 -------
                      			$106,054        $190,232                $215,195
                          =======         =======                 =======

PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF JUNE 30, 1997 AND 1996 AND SEPTEMBER 30, 1996
PAGE 3


Note 3 - Long-Term Debt (Continued)

Maturities of long-term debt are as follows:

	Year Ended June 30,                     Amount
	1998                                    $41,376
	1999                                     45,925
	2000                                     49,964
	2001                                        713
	2002                                        772
	Thereafter                                8,680
                                         -------
                                  						$147,430
                                         =======
Note 4 - Operating Leases

The Company leases two pieces of property to use as storage lots. One is leased under a cancelable month-to-month lease. The other was entered into effective January 1, 1997, for five years with an option to extend the lease for an additional five years. Monthly lease payments are currently $2,160 and are increased annually based on the Consumer Price Index. Future minimum lease payments under the second lease are as follows:

	Year Ended June 30,
	1998            $25,920
	1999             25,920
	2000             25,920
	2001             10,800
	                 ------
	Total           $88,560

Rent expense under this agreement was $19,440 for the nine months ended June 30, 1997.

Note 5 - Line of Credit

The Company has a revolving line of credit for $150,000. The interest rate is variable at two percent over prime, with an initial rate of 10.50 percent expiring December 28, 1997. The purpose of the loan is to augment operating cash needs in off season months. There were no outstanding amounts as of June 30, 1997.

 PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF JUNE 30, 1997 AND 1996 AND SEPTEMBER 30, 1996
PAGE 4


Note 6 - Common Stock

Each share of stock is intended to provide the shareholder with a minimum free use of the resort for 45 days per year. If the Company is unable to generate sufficient funds from the public, the Company may be required to charge shareholders for services.

A shareholder is entitled to a pro rata share of any dividends as well as a pro rata share of the assets of the Company in the event of its liquidation or sale. The shares are personal property and do not constitute an interest in real property. The ownership of a share does not entitle the owner to any interest in any particular site or camping period.

Note 7 - Carryforwards Relating to Federal Income Taxes

The Company files its income tax returns as of September 30, the end of its fiscal year. At June 30, 1997, the Company has the following tax credits available to offset future federal tax liabilities:

       Approximate investment tax credits expiring as follows:

	September 30, 2000              $2,501
	September 30, 2001                 356

Note 8 - Income Taxes

The provision for income taxes is as follows:
                                     					June 30,        June 30,
                                      					1997            1996

Income tax expense (benefit)             $(23,000)       $(14,000)

Effective September 30, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109).
SFAS 109 requires, among other things, a change from the deferred to the asset-liability method of computing deferred income taxes. SFAS 109 also requires that if income is expected for the entire year, but there is a net loss to date, a tax benefit is recognized based on the annual effective tax rate.

The difference between the effective tax rate and the statutory tax rates is due primarily to the effects of the graduated tax rates and state taxes net of the federal tax benefit.